Exhibit 99.1

Pacific Capital Bancorp Reports First Quarter 2012 Results

SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 25, 2012--Pacific Capital Bancorp (Nasdaq: PCBC), a community bank holding company and parent of Santa Barbara Bank & Trust, reported net income of $16.6 million, or $0.50 per diluted share, for the three months ended March 31, 2012, compared with $16.8 million, or $0.51 per diluted share, for the three months ended March 31, 2011. Net income for the first quarter of 2012, included $1.0 million of merger related costs.

First Quarter Highlights

  On March 12, 2012, the Company announced that it had entered into a merger agreement with UnionBanCal Corporation. Pursuant to the merger agreement, each outstanding share of the Company’s common stock will receive cash in the amount of $46.00 per share upon consummation of the Merger. The acquisition requires approval from banking regulators and is subject to other customary closing conditions, and is expected to be completed in the fourth quarter of 2012;
  Achieved a return on average assets of 1.15% and a return on average equity of 8.54% for the three months ended March 31, 2012;
  Improved net interest margins to 4.29% for the first quarter of 2012, compared with 3.99% for the first quarter of 2011; and
  Increased regulatory capital ratios to 12.8% and 20.6% for Tier 1 Leverage and Total Risk-Based Capital, respectively.

“The merger announcement with Union Bank is confirmation of the significant achievements made by the entire team at Santa Barbara Bank & Trust,” said Carl B. Webb, Chief Executive Officer of Pacific Capital Bancorp. “We have joined forces with a strong, California-based financial services organization that shares our vision of community banking. The combination of these two organizations ensures that our local customers and communities will continue to be well served in the future by a responsible, high quality bank with significant capabilities and convenience throughout California,” continued Webb.

Net interest income was $57.7 million, or 4.29% of average interest earning assets for the first quarter of 2012, compared with $54.3 million, or 3.99%, for the same period a year ago. The increase is primarily the result of an overall decline in the cost of deposits and other borrowings. The improved net interest margin was also impacted by the purchase credit impaired loan portfolio, which continues to perform favorably.

Total noninterest income was $13.9 million in the first quarter of 2012, compared with $12.9 million in the first quarter of 2011. The increase is primarily the result of increased gain on sales of assets for the first quarter of 2012 compared with the same period a year earlier.

Noninterest expense increased to $53.1 million for the first quarter of 2012, compared with $48.3 million in same period of 2011. The increase was primarily the result of a $2.2 million increase in the estimated earnout liability related to the Company’s registered investment advisor subsidiaries and $1.0 million in merger related costs.

Pacific Capital Bancorp and its wholly-owned banking subsidiary, Santa Barbara Bank & Trust (“SBB&T”), exceed the ratios required to be considered ”well capitalized” as well as capital levels that SBB&T is required to meet under its Operating Agreement with the Office of the Comptroller of the Currency. Regulatory capital ratios for SBB&T and the Company were 11.7% and 18.8%, and 12.8% and 20.6% at March 31, 2012, for Tier 1 leverage capital and total risk-based capital ratios, respectively.

Quarterly Report on Form 10-Q

The Company intends to file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, on or before May 10, 2012. This report can be accessed at the Securities and Exchange Commission’s website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company’s website, www.pcbancorp.com or by contacting the Company’s Investor Relations Department.

About Pacific Capital Bancorp

Pacific Capital Bancorp, with $5.8 billion in assets, is the parent company of Santa Barbara Bank & Trust, N.A., a nationally chartered bank headquartered in Santa Barbara which operates 45 branches in eight California counties on the Central Coast of California. SBB&T provides a full line-up of community banking, commercial banking, and trust and wealth management products and services. The Company’s website, including investor relations information, can be found at www.pcbancorp.com; SBB&T’s website, including products and services information and branch locations, can be found at www.sbbt.com.

Additional Information and Where To Find It

In connection with the proposed merger, the Company has filed a preliminary information statement with the Securities and Exchange Commission (SEC). INVESTORS SHOULD READ THE DEFINITIVE INFORMATION STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE COMPANY. You will be able to obtain the definitive information statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. In addition, filings made by the Company with the SEC, other than preliminary materials, may be obtained free of charge by contacting the Company at (805) 884-6680 or 1021 Anacapa Street, Santa Barbara, California 93101, Attention: Investor Relations.

Forward Looking Statements

This press release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward‐looking statements to be covered by the safe harbor provisions for forward‐looking statements. All statements other than statements of historical fact are “forward- looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing.

Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward‐looking statements.

Forward‐looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. The Company’s actual results may differ materially from those contemplated by the forward‐looking statements. The Company cautions you against relying on any of these forward‐looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward‐looking statements are detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Company with the Securities and Exchange Commission on March 15, 2012.

Forward‐looking statements speak only as of the date they are made, and the Company does not undertake to update forward‐looking statements to reflect circumstances or events that occur after the date the forward‐looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law.

PACIFIC CAPITAL BANCORP
Consolidated Balance Sheets
(dollars and shares in thousands, except per share amounts)

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$45,189	$49,324
Interest bearing demand deposits in other financial institutions	147,774	173,408
Cash and cash equivalents	192,963	222,732
Investment securities available for sale	1,441,033	1,503,425
Loans held for sale	3,996	3,072
Loans held for investment	3,746,469	3,660,961
Allowance for loan and lease losses	(6,272)	(5,528)
Net loans held for investment	3,740,197	3,655,433
Premises and equipment, net	82,796	75,749
FHLB stock and other investments	73,757	76,356
Goodwill and other intangible assets	87,456	89,255
Other assets	223,376	224,000
TOTAL ASSETS	$5,845,574	$5,850,022
LIABILITIES
Deposits
Noninterest bearing	$1,120,826	$1,175,532
Interest bearing	3,467,574	3,441,508
Total deposits	4,588,400	4,617,040
Securities sold under agreements to repurchase	315,099	315,919
Other borrowings	71,744	66,524
Other liabilities	82,775	88,569
TOTAL LIABILITIES	5,058,018	5,088,052

SHAREHOLDERS' EQUITY
Common stock ($0.001 par value; 50,000 authorized; 32,905 and 32,905 shares
issued and outstanding at March 31, 2012, and December 31, 2011, respectively)	33	33
Paid in capital	651,524	651,066
Retained earnings	112,904	96,266
Accumulated other comprehensive income	23,095	14,605
TOTAL SHAREHOLDERS' EQUITY	787,556	761,970
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,845,574	$5,850,022

PACIFIC CAPITAL BANCORP
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Interest income
Loans	$58,170	$59,763
Investment securities	7,722	6,096
Other	491	622
TOTAL INTEREST INCOME	66,383	66,481
Interest expense
Deposits	5,418	7,106
Securities sold under agreements to repurchase	2,463	2,102
Other borrowings	834	2,976
TOTAL INTEREST EXPENSE	8,715	12,184
NET INTEREST INCOME	57,668	54,297
Provision for loan losses	835	1,667
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	56,833	52,630
Noninterest income
Service charges and fees	5,636	5,751
Trust and investment advisory fees	5,311	5,335
Loss on securities, net	(13)	(4)
Other	3,001	1,783
TOTAL NONINTEREST INCOME	13,935	12,865
Noninterest expense
Salaries and employee benefits	24,810	22,947
Net occupancy expense	6,258	5,676
Other	22,068	19,640
TOTAL NONINTEREST EXPENSE	53,136	48,263
INCOME BEFORE INCOME TAX EXPENSE	17,632	17,232
Income tax expense	994	472
NET INCOME	$16,638	$16,760

Earnings per share:
Basic	$0.51	$0.51
Diluted	$0.50	$0.51
Weighted average number of common shares outstanding:
Basic	32,905	32,903
Diluted	32,948	32,909

PACIFIC CAPITAL BANCORP
Consolidated Average Balances and Annualized Yields
(dollars in thousands)

	For the Three Months Ended March 31,
	2012			2011

	Average Balance	Income / Expense (3)	Yield / Rate (3)	Average Balance	Income / Expense (3)	Yield / Rate (3)
	(unaudited)
Assets
Interest bearing demand deposits in other
financial institutions	$178,190	$94	0.21%	$462,552	$270	0.24%
Securities:
Investment securities available for sale:
Taxable	1,262,172	5,568	1.77%	1,057,366	3,936	1.51%
Non taxable	216,364	2,154	3.98%	202,109	2,160	4.27%
Total securities	1,478,536	7,722	2.09%	1,259,475	6,096	1.95%
Loans: (1)
Commercial loans	195,236	5,321	10.96%	272,362	7,703	11.47%
Real estate - commercial (2)	2,108,994	35,500	6.73%	2,198,858	33,739	6.14%
Real estate - residential 1 to 4 family	1,316,967	16,090	4.89%	1,175,960	16,480	5.61%
Consumer loans	51,425	1,259	9.85%	59,254	1,841	12.60%
Total loans, gross	3,672,622	58,170	6.34%	3,706,434	59,763	6.47%
Other interest earning assets	75,898	397	2.10%	84,033	352	1.70%
Total interest earning assets	5,405,246	66,383	4.92%	5,512,494	66,481	4.84%
Noninterest earning assets	420,959			466,885
Total assets	$5,826,205			$5,979,379

Liabilities and shareholders' equity
Interest bearing deposits:
Savings and interest bearing transaction
accounts	$1,935,720	1,238	0.26%	$1,700,883	1,214	0.29%
Time certificates of deposit	1,522,922	4,180	1.10%	2,029,495	5,892	1.18%
Total interest bearing deposits	3,458,642	5,418	0.63%	3,730,378	7,106	0.77%
Borrowed funds:
Securities sold under agreements to repurchase	315,637	2,463	3.14%	321,573	2,102	2.65%
Other borrowings	66,655	834	5.03%	115,372	2,976	10.46%
Total borrowed funds	382,292	3,297	3.47%	436,945	5,078	4.71%
Total interest bearing liabilities	3,840,934	8,715	0.91%	4,167,323	12,184	1.18%
Noninterest bearing demand deposits	1,119,418			1,063,080
Other noninterest bearing liabilities	82,161			94,468
Shareholders' equity	783,692			654,508
Total liabilities and shareholders' equity	$5,826,205			$5,979,379

Net interest spread			4.01%			3.66%

Net interest income/margin		$57,668	4.29%		$54,297	3.99%

(1) Nonaccrual loans are included in loan balances. Interest income includes related net deferred fee income.
(2) Commercial real estate loans include multifamily residential real estate loans.
(3) Includes impact of accretion or amortization of discounts and premiums.

PACIFIC CAPITAL BANCORP
Key Financial Ratios
(dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Financial Ratios, Consolidated:
Return on average equity	8.54%	10.39%
Return on average assets	1.15%	1.14%

Financial Ratios, SBB&T:
Return on average equity	9.73%	11.19%
Return on average assets	1.28%	1.18%

	March 31,	December 31,
	2012	2011

Capital Ratios
Capital Ratios, Consolidated:
Tier 1 leverage ratio	12.8%	12.4%
Tier 1 risk-based capital ratio	20.0%	19.6%
Total risk-based capital ratio	20.6%	20.2%

Capital Ratios, SBB&T:
Tier 1 leverage ratio	11.7%	11.2%
Tier 1 risk-based capital ratio	18.2%	17.7%
Total risk-based capital ratio	18.8%	18.3%

Book value per share of common stock:
Shares of common stock outstanding	32,905	32,905
Book value per share of common stock	$23.93	$23.16
Tangible book value per share of common stock	$21.44	$20.60

PACIFIC CAPITAL BANCORP
Key Financial Information (unaudited)
(dollars in thousands)

Loan Aging Table – Based on Individual Loan Basis

	March 31, 2012
	(unaudited)

	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	Nonaccrual	Total
Loans originated or purchased since Transaction Date	$801,276	$4,011	$294	$5,567	$811,148
PCI Revolving Pools	431,929	5,231	—	17,136	454,296
PCI Term Pools	2,315,573	43,370	122,082	—	2,481,025
Total Loans	$3,548,778	$52,612	$122,376	$22,703	$3,746,469

	December 31, 2011
	(unaudited)

	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	Nonaccrual	Total
Loans originated or purchased since Transaction Date	$587,522	$503	$—	$—	$588,025
PCI Revolving Pools	446,735	12,219	—	17,432	476,386
PCI Term Pools	2,411,642	59,975	124,933	—	2,596,550
Total Loans	$3,445,899	$72,697	$124,933	$17,432	$3,660,961

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Public Affairs Director
805.884.6680
debbie.whiteley@sbbt.com
or
Mark Olson, Chief Financial Officer
805.884.8635
mark.olson@sbbt.com